                                                                  Exhibit 10(ff)

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT is made as of the 7th day of April, 1997 by and between ICF Kaiser International, Inc., a Delaware corporation (the "Company"), on the one hand, and Thomas P. Grumbly, a resident of Virginia (the "Executive"), on the other hand.

     WHEREAS, ICF Kaiser desires to retain the services of Executive as President, Federal Programs Group and Executive Vice President, ICF Kaiser International, Inc., and Executive desires to serve in that capacity, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Company, on the one hand, and Executive, on the other hand, agree as follows:

     1.   Employment Period: Duties.
          --------------------------

          (a) Employment and Employment Period.  The Company shall employ the
              ---------------------------------
Executive to serve as President, Federal Programs Group ("FPG") and Executive Vice President, ICF Kaiser International, Inc. for a period of three years commencing April 28, 1997 (the "Employment Period"). This agreement may be extended by mutual agreement of the parties with terms to be agreed upon. The Company agrees to begin discussions with Executive of an such extension at least six months prior to the end of the Employment Period.

          (b) Duties and Responsibilities.  The Executive shall have full line
              ----------------------------
responsibility and authority for the FPG of the Company. The Executive will be a member of all senior management groups. The Executive will report to the Chief Operating Officer of ICF Kaiser International, Inc. or in the absence thereof to the Chief Executive Officer of ICF kaiser International, Inc. The Executive's office will be located in the Company's headquarters office in Fairfax, Virginia. In addition to the line responsibility for FPG, the Executive will have the following responsibilities:

              i. Chairman of a Federal Programs coordination group, which will coordinate program and policy issues related to our federal work. The group will include the President of the Consulting Group, and the key legal, financial, and compliance staff with responsibilities for federal work. Through this vehicle, the Executive will promote synergies and assure coordination with the Company's federal consulting work.

              ii. Company-wide line-of-business responsibility in the energy and environmental area. This is another coordinating, rather than line, role: it will make the Executive the focus, spokesman, and major strategic contributor to the Company's environmental and energy strategies.

              iii. Company-wide lead, working with the Executive Vice President for Corporate Development, for privatization -- which must be a major component of the Company's strategy not only in FPG but also for domestic state/local programs and international programs. The Executive is expected to chair a Task Force to position the Company in all regards for major privatization initiatives.

     2.   Compensation and Fringe Benefits.
          ---------------------------------

          (a) Base Compensation.  The Company shall pay the Executive a base
              ------------------
salary a the rate of $250,000 per year from April 28, 1997 through March 31, 1998; $260,000 per year from April 1, 1998 through March 31, 1999; and $270,000 per year from April 1, 1999 through March 31, 2000, all in accordance with the Company's regular practice for compensating senior management personnel. The Executive's base compensation will be reviewed annually thereafter.

          (b) Bonus Compensation.  For Calendar Year 197, the Executive will be
              -------------------
paid a $25,000 signing bonus, which will be payable upon signing this Agreement. In addition, the Executive will be guaranteed a bonus of $50,000 for Calendar Year 1997, which will be payable upon signing this Agreement. A pro-rata share of this $50,000 bonus (based on the portion of the year employed) is to be returned to the Company if the Executive terminates voluntarily or for "cause," as defined in Section 4 below, before December 31, 1997. Please be advised that these bonuses are paid independent of salary and are not used in retirement plan calculations. For Calendar Year 1997, the Executive will participate in the Annual Incentive Compensation Plan (IC) for Senior Executives as described in Attachment A, and in the Company's Long-Term Incentive Compensation Plan. Any bonus above the minimum is dependent upon the Company's achievement of its profit target and the Executive's personal achievement of performance criteria associated with his position. No bonus above the $50,000 will be paid unless the Executive earns more than $50,000 under these plans (taking into account pro-rata reductions in the amount earned for being employed by the Company only part of the year). However, if less than $50,000 is earned, no refund will be required, except as previously discussed in this paragraph. For future years (Calendar Year 1998 and beyond), any bonus will be determined by the Compensation Committee of the Board of Directors. Bonus awards may be comprised of cash, stock options, and/or restricted stock. By corporate policy, bonuses are payable only to eligible staff employed by the Company on the date of distribution, which under current policy will be on or about March 15 of the following calendar year.

          (c) Fringe Benefits.  The Executive shall be entitled to such fringe
              ----------------
benefits as are generally made available by the Company to senior management personnel. Such benefits shall include participation in the Company's defined contribution retirement plan, Section 401(k) Plan, and health, term life and disability insurance programs. The Executive also will be reimbursed for reasonable expenses incurred in connection with travel and entertainment related to the Company's business and affairs which will be paid by the Company in a manner, consistent with past practice and as amended by any subsequent changes of Company Policy.

     3.   Stock Options.
          --------------

          As soon as practicable after commencement of the Employment Period, the Company will grant to the Executive non-qualified stock options under the Company's Stock Incentive Plan to purchase 100,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at a purchase price equal to the average of the closing prices of the Common Stock on the New York Exchange on each of the 20 days ending the day immediately preceding the grant date. Such options will be represented by a Stock Option Agreement in the form customarily used by the Company for such agreements, containing the following provisions:

          (i)    Option Term.  The options will expire at five years from date
                 ------------
of grant. All unexercised vested options shall expire 90 days after the Executive ceases being employed by the Company for any reason. All unvested options shall expire on the date Executive's employment ends.

          (ii)   Vesting.  Twenty-five percent (25%) of the options vest on each
                 --------
of the first four anniversaries of the grant date.

          (iii)  Exercise.  Subject to applicable securities laws and
                 ---------
regulations, all vested options are exercisable at any time prior to expiration of their exercise period.

     4.   Termination.
          ------------

          (a) In the event the Company elects to terminate this Agreement without "cause" or the Executive elects to terminate this Agreement for "good reason", the Company shall pay to the Executive, in addition to any amounts paid or payable under other provisions of this agreement, a severance payment equal to 12 times the average monthly base salary paid to the Executive for the 12-month period immediately preceding the termination. The Company shall also continue to pay, for 12 months, its share (plus any additionally costs due to COBRA) of medial and dental insurance, if any, in which the Executive participated prior to termination; however, the Executive will continue to pay his share as well. The Executive understands that the amounts paid by the Company may be taxable income to the Executive. For purposes of this provision, "cause" is defined as: (i) the continued, willful and deliberate failure of the Executive to perform the Executive's duties in a manner substantially consistent with the manner prescribed by the Board of Directors, the Chief Executive Officer, or Chief Operating Officer of ICF Kaiser International, Inc. consistent with law and professional ethics (other than any such failure resulting from the Executive's incapacity due to physical or mental illness); (ii) the engaging by the Executive in misconduct materially, directly and demonstrably injurious to FPG or its parent companies and/or affiliates; or (iii) the conviction of the Executive of commission of a felony, whether or not such felony was committed in connection with the Company's business. In no event shall the failure to achieve profit or other financial goals or alleged incompetence on the Executive's part be deemed to constitute "cause" so long as such failure or incompetence does not result from the Executive's failure to perform duties in good faith. "Good Reason" is defined as (i) without the Executive's express written consent, the offices, duties, responsibilities, compensation, or benefits of the Executive are substantially reduced (except in connection with the termination of employment voluntarily by the Executive, by the Company for "cause, " or in the case of disability or death); (ii) without the Executive's express written consent, the Company's principal executive offices shall have been relocated outside the Washington, DC metropolitan area, or the Executive shall be based anywhere other than the Washington, DC metropolitan area or other office location designated in the Executive's employment agreement (except for required travel on the Company's business); (iii) a majority of the Board of Directors of the Company is not comprised of "Continuing Directors," where a "Continuing Director" of the Company as of any date means a member of the Board of Directors of the Company who (x) was a member of the Board of Directors of the Company on the effective date of this Agreement or (y) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or (iv) during the first two years of the Employment Period, James O. Edwards ceases to be an Executive Officer of the Company, except by death or disability.

          (b) After the end of the Employment Period, if no other agreement with the Company has been made, the Executive shall be a participant in the Senior Executive Officers' Severance Plan.

5.   Non-Competition.
     ----------------

          (a) Except as provide in paragraph (d) below, the Executive agrees that for a period commencing as of the date of employment of the Executive by the Company and running through the earlier of (i) the end of the Employment Period if the Executive remains employed by the Company for the entire Employment Period or (ii) one year following termination of the Executive's employment by the Company for any reason, whether by action of the Executive or the Company (the "Non-Competition Period"), the Executive will not, except as otherwise provided herein, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the planning for, conduct of, or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by the Company. The Non-Competition Period will cease if the Company fails to make any severance payment required in Section 4 above.

          For the purpose of this Agreement, a business shall be considered to be competitive with the business of the Company only if such business is engaged in providing services (i) similar to (x) any service currently provided by the FPG of the Company or provided by the FPG of the Company during the Employment Period; (y) any service which evolves from or results from enhancements in the ordinary course during the Non-Competition Period to the services provided by the FPG of the Company as of the date thereof or during the Employment Period; or (z) any future service of the FPG of the Company as to which the Executive materially and substantially participated in the design or enhancement, and (ii) to customers and clients of the type served by the FPG of the Company during the Non-Competition Period.

          (b) Non-Solicitation of Employees.  During the Non-Competition Period,
              -----------------------------
the Executive will not (for his own benefit or for the benefit of any person or entity other than the Company) solicit, or assist any person or entity other than the Company to solicit, any officer, director, executive or employee of the Company to leave his or her employment.

          (c) Reasonableness.  The Executive acknowledges the (i) the markets
              --------------
served by the FPG of the Company are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed, (ii) the length of the Non-Competition Period is linked to the term of the Employment Period and the severance benefit provided for in
Section 4; and (iii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company.

          (d) Investments.  Nothing in this Agreement shall be deemed to
              -----------
prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, provided that such investments (i) are passive investments and constitute five
--------
percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Company.

     6.   Enforcement.
          -----------

          Executive agrees that the Company's remedies at law for any breach or threat of breach by the Executive of the provisions of Section 5 of this Agreement or Sections 2, 3, or 4 of Attachment B hereof will be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Section 5 of this Agreement or Sections 2, 3, or 4 of Attachment B hereof and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Company may be entitled at law or equity.

     7.   Notices.
          --------

          Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail. Unless otherwise changed by notice, notice shall be properly addressed to Executive:

                    Thomas P. Grumbly
                    302 Buxton Road
                    Falls Church, VA 22046
and properly addressed to the Company is addressed to:

                    ICF Kaiser International, Inc.
                    9300 Lee Highway
                    Fairfax, Virginia 22301-1207
                    Attn: James O. Edwards

with a copy to:
                    Paul Weeks II
                    Senior Vice President, Secretary
                     and General Counsel
                    ICF Kaiser International, Inc.
                    9300 Lee Highway
                    Fairfax, Virginia 22301-1207

     8.   Each Party Bears Own Costs.
          ---------------------------

          In the event either of the parties to this Agreement commences any action or proceeding arising out of, or relating in any way to, this Agreement, each party shall bear his or its own costs, expenses, and attorney's fees.

     9.   Other Provisions.
          -----------------

          All paragraph headings used herein are for convenience only and shall not otherwise affect the interpretation of this Agreement. This Agreement, including the attachments referred to herein, is the sole and final agreement among the parties hereto with respect to the matters discussed herein, and shall supersede any and all prior agreements or understandings regarding same. No changes shall be made to the terms hereof except by the mutual written agreement of the parties hereto. This Agreement shall be interpreted and enforced in all respects (including as to damages) in accordance with the laws of the Commonwealth of Virginia, excluding the conflicts of laws rules thereof.

     10.  Attachments Incorporated by Reference.
          --------------------------------------

          (a) Attachment A- ICF Kaiser International Inc.'s Annual Incentive Compensation (IC) Plan for Senior Executives.

          (b) Attachment B - ICF Kaiser International, Inc.'s Standard Terms and Conditions of Employment for Executive Personnel.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written.

Executive                                ICF Kaiser International, Inc.

/s/ Thomas P. Grumbly                         /s/ James O. Edwards
---------------------                         --------------------
Thomas P. Grumbly                             James O. Edwards
                                              Chairman and Chief
                                              Executive Officer

                                  Attachment A

         ANNUAL INCENTIVE COMPENSATION (IC) PLAN FOR SENIOR EXECUTIVES
         -------------------------------------------------------------

I.   Eligibility
     -----------

Edwards, his four direct reports (COO, Tipermas, Goldman, CFO), and the three group presidents (FPG President, Kesavan, Watson). All participants in this plan will also be participants in the Long-Term Incentive (LTI) Plan.

II.  Payment
     -------

Bonuses earned under the "Corporate Pool" (defined below) will be paid in cash. Bonuses paid under the "Group Pool" will be paid in cash and the restricted stock that vests over 3 years, as indicated below.

III. Calculation of Pools
     --------------------

Edwards and the four direct reports are paid solely from the "Corporate Pool". The three group presidents are paid from the "Corporate Pool" and from their "Group Pool, " as shown below. Discretionary bonuses outside of this plan may be granted to any of these individuals for meritorious performance.

IV.  Determination of Corporate Pool
     -------------------------------

The size of the Corporate Pool is determined solely by the earnings-per-share performance of ICF Kaiser International, as follows:

$80,000 for each $01. EPS over $.10 EPS (linear, no cap). The corporate pool at $.29 EPS would equal approximately $1.5 million. For example:

                      1997 EPS      Corporate Bonus Pool
                      --------      --------------------
                        $.10           $         0
                        $.16           $   480,000
                        $.22           $   960,000
                        $.29           $ 1,520,000

The final accounting for EPS may be adjusted by the Compensation Committee, after discussion with the CEO, for any one-time voluntary capital transaction, either positive or negative.

(Note: The EPS numbers must be net of the bonus in this plan and the restricted stock issued under the LTI Plan. This means, for example, that, to yield an EPS of $.29, we would have to earn approximately $.37/share before the stretch target payments of $1.5 million in bonus in this plan and the 600,000 shares of restricted stock [at an assumed $2.50 per share] to be paid under the LTI Plan.)

V.   Determination of the Group Pool
     -------------------------------

E&C (Watson): $30,000 plus 6,000 shares of restricted stock for each million of Net Contribution (less Nova and all bonuses) over $22 million (linear, no cap), plus $20,000 plus 4,000 shares of restricted stock for each million of CY1997 Net Contribution over $6 million from the Nova Hut Project. (linear, no cap)

Consulting (Kesavan): $15,000 plus 3,000 shares of restricted stock for each million of Net Contribution (after all bonuses) over $10 million (linear, no cap)

Federal Programs: $15,000 plus 3,000 shares of restricted stock for each million of Net Contribution (after all bonuses) over $10 million (linear, no cap)

(Note: Sums earned under this section are billed to the groups.)

VI.  1997 Division of Corporate Pool
     -------------------------------

     Edwards        30%
     COO            20%
     Tipermas       17%
     Goldman        9%
     CFO            9%

     Watson         5%
     FPG President  5%
     Kesavan        5%

     (Note: Corporate Pool is a Corporate [BBU] cost)

VII. Partial-Year Issues
     -------------------

1.   No determinations made until financial statements finalized (March 1998).
2.   No bonuses for voluntary departures before 12/31/97.
3    No partial bonuses for anybody in place less than 6 months.
4. Pro-rata bonuses for anybody in place over 6 months, but no bonuses for voluntary departures before 12/31/97.
5. Unused percentages will e returned to net income, not allocated to remaining participants, except that for the period there is no COO, if any, in 1997, Tipermas will earn 20% of the pool.

                                  Attachment B

                         ICF Kaiser International, Inc.
                         Standard Terms and Conditions
                     of Employment for Executive Personnel

     Attachment B to the Employment Agreement (the "Base Agreement") as of
April 7, 1997 between ICF Kaiser International, Inc. (the "Company") and Tom Grumbly (the "Executive"). This Attachment B and Agreements incorporated into or referred to in the Base Agreement and the Base Agreement are collectively referred to as this "Agreement".

     1.   Devotion to Interests of the Company  Except as expressly authorized
          ------------------------------------
by the Chief Executive Officer or the Board of Directors of ICF Kaiser International, Inc., until the effective date of notice of termination of this Agreement by either the Executive or the Company, with or without cause, the Executive shall render his business services solely in the performance of his duties under this Agreement. The Executive shall use his best efforts to promote the interests and welfare of the Company and its subsidiaries and affiliates.

     2.   Trade Secrets.  The Executive shall not use or disclose to third
          -------------
parties any of the Company's trade secrets or other confidential information. The term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, "know-how", formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to the Executive by a third party who is entitled to receive and disclose such information.

     3.   Return of Documents and Property.  Upon the effective date of notice
          --------------------------------
of the Executive's or the Company's election to terminate this Agreement, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials containing trade secrets or other confidential information relating to the Company's business and affairs, and (b) all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

     4.   Discoveries and Work. All discoveries and works made or conceived by
          --------------------
the Executive during his employment by the Company, jointly or with others, that relate to the Company's activities shall be owned by the Company. The term "discoveries and works" includes, by the way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall (a) promptly notify, make full disclosure to, and executive and deliver any documents requested by, the Company to evidence or better assure title to such discoveries and works in the Company, (b) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during his employment by the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive's employment by the Company, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by the Company at the time of such termination shall, as between the Executive and the Company, be presumed to have been made during the Executive's employment by the Company. Set forth on
Schedule I attached hereto is a list of discoveries and works, whether or not registered or patented, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to this employment by the Company and its affiliates and which are excluded from this Agreement.

     5.   Severability.  Should any provision of this Agreement be determined to
          ------------
be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     6.   Assignment.  The Executive's rights and obligations under this
          ----------
Agreement shall not be assignable by the Executive. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Company. In the event of any such assignment by the Company, all rights of the Company under this Agreement shall inure the benefit of the assignee.

                                  SCHEDULE I
                                  ----------

                 Discoveries and Works Owned by the Executive


                                     NONE